





                            STOCK PURCHASE AGREEMENT

                          Dated as of December 7, 1999

                                  by and among

                            CECO ENVIRONMENTAL CORP.,
                             a New York corporation,

                                CECO GROUP, INC.,
                             a Delaware corporation,

                                       and

                                THE STOCKHOLDERS
                                       OF
                      THE KIRK & BLUM MANUFACTURING COMPANY
                                       AND
                                kdb/TECHNIC, INC.

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                                TABLE OF CONTENTS

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                                                                                  Page
                                                                                  ----
SECTION 1. CERTAIN DEFINITIONS                                                       1

SECTION 2. TRANSFER OF SHARES AND PAYMENT OF PURCHASE PRICE                          6
         2.1      Transfer of Shares                                                 6
         2.2      Amount of Purchase Price                                           6
         2.3      Payment of Purchase Price                                          6
         2.4      Purchase Price Adjustment                                          7
         2.5      Closing                                                            8

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS                        8
         3.1      Organization and Authorization                                     8
         3.2      Articles of Incorporation; By-Laws; Minute Books                   9
         3.3      Consents - Conflicts                                               9
         3.4      Authorized Capitalization                                          9
         3.5      Subsidiaries; Investments; Affiliate Notes & Transactions         10
         3.6      Financial Statements                                              10
         3.7      Records and Books of Account                                      11
         3.8      Liabilities                                                       11
         3.9      Title to Assets. Liens and Encumbrances                           11
         3.10     Tangible Assets                                                   12
         3.11     Facilities                                                        12
         3.12     Leased Assets                                                     13
         3.13     Trademarks, Service Marks, Trade Names, Patents and Copyrights    13
         3.14     Contracts; Customers                                              15
         3.15     Labor Relations; Employees                                        16
         3.16     Legal Proceedings                                                 17
         3.17     Orders, Decrees, Etc                                              17
         3.18     Compliance With Law; Permits and Licenses                         17
         3.19     Changes Since December 31, 1998                                   19
         3.20     No Material Adverse Change                                        20
         3.21     Capital Projects and Expenditures                                 20
         3.22     Employee Benefits                                                 20
         3.23     Governmental Approvals                                            22
         3.24     Tax Matters                                                       23
         3.25     Insurance Coverage                                                24
         3.26     Accounts Receivable                                               24
         3.27     Product Quality; Warranty Claims                                  24
         3.28     Product Liability                                                 24
         3.29     Inventory                                                         25
         3.30     Certain Payments                                                  25
         3.31     Relationships With Related Persons                                25
         3.32     Brokers or Finders                                                25
         3.33     Bank Accounts                                                     25
         3.34     Powers of Attorney                                                26
         3.35     Year 2000 Compliance                                              26
         3.36     Bank Representations                                              27
         3.37     Representations and Warranties                                    27

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
SECTION 4. REPRESENTATIONS WARRANTIES OF BUYER.                                     27
         4.1      Organization and Good Standing                                    27
         4.2      Buyer Authority; No Conflict                                      27
         4.3      CEC Authority; No Conflict                                        28
         4.4      Warrant Shares                                                    29
         4.5      Commission Reports                                                29
         4.6      Investment Intent                                                 29
         4.7      Certain Actions                                                   29
         4.8      Governmental Approvals                                            29

SECTION 5. CONDITIONS OF BUYER'S OBLIGATIONS TO CLOSE                               30
         5.1      Agreements and Conditions                                         30
         5.2      Representations and Warranties                                    30
         5.3      No Legal Proceeding                                               30
         5.4      Deliveries                                                        30
         5.5      Consents                                                          30
         5.6      Financing                                                         30

SECTION 6. CONDITIONS OF STOCKHOLDERS' OBLIGATION TO CLOSE                          31
         6.1      Agreements and Conditions                                         31
         6.2      Representations and Warranties                                    31
         6.3      Deliveries                                                        31
         6.4      No Legal Proceeding                                               31

SECTION 7. DELIVERIES OF STOCKHOLDERS ON THE CLOSING DATE                           31
         7.1      Stock Certificates                                                31
         7.2      Appointment                                                       31
         7.3      Consents                                                          31
         7.4      Possession of Assets                                              31
         7.5      Legal Opinion                                                     32
         7.6      Noncompetition Agreement                                          32
         7.7      Employment Agreement                                              32
         7.8      Escrow Agreement                                                  32
         7.9      Buyer-Sell Agreement                                              32
         7.10     Form 3                                                            32
         7.11     Closing Certificate                                               32
         7.12     Articles of Incorporation                                         32
         7.13     Good Standing Certificate                                         32
         7.14     Secretary Certificate of KBM                                      32
         7.15     Secretary Certificate of KTI                                      33
         7.16     Release of Lien                                                   33
         7.17     Payoff Letter                                                     33
         7.18     New Trust                                                         33
         7.19     Mutual Releases                                                   33
         7.20     Financial Statements                                              33
         7.21     Additional Deliveries                                             33
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                                       ii
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
SECTION 8. DELIVERIES OF BUYER ON THE CLOSING DATE.                                 33
         8.1      Purchase Price                                                    33
         8.2      Noncompetition Agreement                                          33
         8.3      Employment Agreements                                             33
         8.4      Escrow Agreement                                                  33
         8.5      Noncompetition Agreement Payments                                 34
         8.6      Good Standing Certificates                                        34
         8.7      Buyer's Closing Certificate                                       34
         8.8      Legal Opinion                                                     34

SECTION 9. ADDITIONAL COVENANTS                                                     34
         9.1      Access and Investigation                                          34
         9.2      Operation of the Businesses of the Companies                      34
         9.3      Negative Covenant                                                 35
         9.4      Required Approvals                                                35
         9.5      Notification                                                      35
         9.6      Payment of Indebtedness By Related Persons                        35
         9.7      No Negotiation                                                    35
         9.8      Stockholders Best Efforts                                         35
         9.9      Buyer's Best Efforts                                              36
         9.10     Post-Closing Cooperation of Buyer and Stockholders                36
         9.11     Further Assurances of the Stockholders and Buyer                  36
         9.12     No Disparagement                                                  36
         9.13     Tax Matters                                                       36
         9.14     Company Covenants                                                 37
         9.15     Taxes and Short Period Return                                     37

SECTION 10. INDEMNIFICATION                                                         37
         10.1     Indemnification by the Stockholders                               37
         10.2     Indemnification by Buyer                                          38
         10.3     Indemnity Limitations on the Buyer                                38
         10.4     Indemnity Limitations on the Stockholders                         39
         10.5     Insurance Coverage                                                39
         10.6     Sole Remedy                                                       39
         10.7     Procedures for Third Party Indemnification                        39
         10.8     Information                                                       40
         10.9     Same Counsel                                                      40
         10.10    Rights of Set Off                                                 40
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                                      iii
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
SECTION 11. SURVIVAL OF REPRESENTATIONS; EFFECT OF CERTIFICATES                     41

SECTION 12. BROKERAGE; INDEMNITY                                                    42

SECTION 13. NOTICES                                                                 42

SECTION 14. TERMINATION                                                             43
         14.1     Conditions for Transfer                                           43
         14.2     Liability Upon Termination                                        43

SECTION 15. MISCELLANEOUS                                                           44
         15.1     Entire Agreement                                                  44
         15.2     Taxes                                                             44
         15.3     Governing Law                                                     44
         15.4     Representation by Counsel                                         44
         15.5     Benefit of Parties; Assignment                                    44
         15.6     Pronouns                                                          44
         15.7     Headings                                                          45
         15.8     Expenses                                                          45
         15.9     Counterparts                                                      45
         15.10    Stockholders' Agent                                               45
         15.11    Attorney's Fees                                                   46
         15.12    Incorporation by Reference                                        46
         15.13    Waiver                                                            46
         15.14    Disclosure Letter                                                 46


                                LIST OF EXHIBITS


Exhibit A -   Form of Escrow Agreement

Exhibit B -   Legal Opinion of Counsel to the Stockholders

Exhibit C -   Form of Noncompetition Agreement

Exhibit D -   Forms of Employment Agreements

              D-1 -  Richard J. Blum
              D-2 -  Lawrence J. Blum
              D-3 -  David D. Blum

Exhibit E -   Form of Mutual Release

Exhibit F -   Legal Opinion of Counsel to CECO Environmental Corp. and CECO
              Group, Inc.

                            STOCK PURCHASE AGREEMENT

                  This STOCK PURCHASE AGREEMENT, dated as of December 7, 1999 (this "Agreement"), is by and among CECO Environmental Corp., a New York corporation ("CEC"), CECO Group, Inc., a Delaware corporation ("Buyer"), and the persons whose names are listed on the signature page of this Agreement (collectively, the "Stockholders"). (The term "Stockholders" shall refer to Richard J. Blum, Lawrence J. Blum and David D. Blum, both individually (notwithstanding that they do not individually own shares), and in their capacity as trustees of various trusts that hold shares in the Companies, as defined below, along with the other stockholders of the Companies.)

                                    RECITALS:

                  A. The Stockholders own, of record and beneficially, all of the issued and outstanding capital stock of The Kirk & Blum Manufacturing Company, an Ohio corporation ("KBM"), which is engaged in the air pollution control business.

                  B. Certain of the Stockholders, The David D. Blum Irrevocable Stock Trust, u/a/d July 21, 1998, Richard J. Blum, trustee; The Lawrence J. Blum Irrevocable Stock Trust, u/a/d July 21, 1998, Richard J. Blum, trustee; and Richard J. Blum (collectively, the "kbd Stockholders"), own of record, all of the issued and outstanding capital stock of kbd/Technic, Inc., an Indiana corporation ("KTI" and collectively with KBM, the "Companies" and each a "Company") engaged in the pollution control consulting business.

                  C. Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to Buyer, on the terms and conditions set forth herein, all of the issued and outstanding capital stock of each of the Companies.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

SECTION 1.  CERTAIN DEFINITIONS.

         For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         "Accounts Receivable" means invoiced accounts of the Companies.

         "Actions" mean any claims, actions, suits, proceedings and investigations, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

         "Affiliate" of a party means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such party.

         "Balance Sheets" has the meaning specified in Section 3.6 below.

         "Balance Sheet Date" means September 30, 1999.

         "Business" means, with respect to a Company, the business of such Company as presently conducted.

         "Closing" means the closing of the transactions contemplated hereby.

         "Closing Date" means December__, 1999, or such other date as the parties may agree upon in writing.

         "Closing Financial Statements" has the meaning specified in Section 2.4(c)

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

         "Contracts" mean all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral and whether express or implied, that are legally binding.

         "Copyrights" has the meaning specified in Section 3.13.

         "Damages" mean losses, liabilities, obligations, penalties, costs, damages, claims and expenses (including reasonable costs of (i) investigation and (ii) attorneys' fees and disbursements).

         "Disclosure Letter" means the disclosure letter delivered by the Stockholders to Buyer concurrently with the execution and delivery of this Agreement.

         "Employment Agreements" have the meaning specified in Section 7.7.

         "Environmental Law" has the meaning specified in Section 3.18(e).

         "Equipment" means all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, tools, supplies, equipment and other tangible personal property owned by a Company and used in connection with its business.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means a Company and each corporation, partnership or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with a Company pursuant to Code Section 414 or ERISA Section 4001.

         "Escrow Agreement" has the meaning specified in Section 2.3 hereof.

         "Escrow Account" means the account established pursuant to the Escrow Agreement.

         "Facilities" shall mean the real property, leaseholds and other real property interests owned, leased or operated by a Company and related facilities which are owned or leased by a Company.

         "Financial Statements" means those financial statements of the Companies referred to in Section 3.6.

         "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheets and the other financial statements referred to in Section 3.6 were prepared.

         "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, Federal, state, provincial or local.

         "Indebtedness" of a Person shall mean such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) capitalized lease obligations and (vi) obligations for which such Person is obligated pursuant to a guaranty.

         "Intellectual Property Assets" has the meaning specified in Section
3.13.

         "Inventory" means all of a Company's inventory held for resale and all of such Company's new, repair or replacement parts, supplies and packaging items and similar items with respect to its Business, in each case wherever the same may be located.

         "Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies.

         "Legal Requirement" has the meaning set forth in Section 3.18(a).

         "Liabilities" mean debts (including interest thereon and any prepayment penalties applicable thereto), liabilities, claims, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown, matured or unmatured, or of any other nature.

         "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature, or any community property interest, condition, equitable interest, option, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Marks" has the meaning specified in Section 3.13.

         "Material" with respect to a Company means an event, change or effect substantially related to the condition (financial or otherwise), operations or prospects of the Business of such Company as currently conducted.

         "Material Adverse Effect" means an event, change or effect that substantially and adversely affects the condition (financial or otherwise), operations or prospects of the Business of either Company, as currently conducted.

         "Multi-Employer Plans" means every "multiemployer plan" as defined in
Section 3(37) of ERISA to which a Company contributes or has contributed.

         "Noncompetition Agreement" shall have the meaning specified in Section 7.6.

         "Patents" has the meaning specified in Section 3.13.

         "Permits and Licenses" mean those municipal, state and federal consents, orders, filings, franchises, permits, licenses, agreements, waivers and authorizations used in the Business of either Company.

         "Person" means any natural person, corporation, trust, business trust, joint venture, association, company, firm, partnership, limited liability company or other entity or Governmental Authority.

         "Plan" has the meaning specified in Section 3.22.

         "Proportionate Share" with respect to a Company means, for each Stockholder, that Stockholder's percentage interest in the capital stock of such Company, determined by dividing the number of Shares of capital stock of such Company (whether voting or non-voting common) held by that Stockholder by the number of Shares of such Company (both voting and non-voting common) that are outstanding.

         "Related Person"  means with respect to a particular individual:

         (a) each other member of such individual's Family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

         (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) any Person that holds a Material Interest in such specified Person;

         (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

         (d) any Person in which such specified Person holds a Material
Interest;

         (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or
(c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, if any, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

         "Returns" mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

         "Shares" mean all of the issued and outstanding shares of common stock of the Companies.

         "Stock Warrants" means the stock warrants for 1,000,000 shares of CEC common stock in the aggregate being granted to Richard J. Blum, Lawrence J. Blum and David D. Blum in connection with their entering into Employment Agreements with Buyer.

         "Taxes" mean all taxes, charges, fees, levies, customs, duties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

         "Trade Secrets" has the meaning specified in Section 3.13.

         As used in this Agreement, the terms "to the knowledge," "known to," and other phrases of like substance are to be construed (i) to include the knowledge of Richard J. Blum, Lawrence J. Blum, David D. Blum and Lawrence Kallmeyer acting for all of the Stockholders, and (ii) to represent that these individuals, on behalf of all the Stockholders, have caused such inquiry and investigation to be made into the matters represented as is appropriate in their roles as officers and directors of the Companies and Stockholders selling two corporations and attempting in good faith to accurately make representations and warranties, including, without limitation of the foregoing, that such individuals have asked members of senior management of the Companies about the representations and warranties of the Stockholders in Section 3 of this Agreement related to such members of senior management's area of responsibility; provided that the Stockholders shall be deemed to have knowledge of any fact that any of the named individuals should have known if they had caused such inquiry and investigation to have been made as provided above. As used in this Agreement, the term "actual knowledge" means actual knowledge of the person making the representation without having conducted any inquiry.

SECTION 2.  TRANSFER OF SHARES AND PAYMENT OF PURCHASE PRICE.

         2.1 Transfer of Shares. Based upon and subject to the terms, agreements, warranties, representations and conditions of this Agreement, the Stockholders hereby agree to sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer hereby agrees to buy and accept on the Closing Date, all of the Shares held by the Stockholders. Subject to the provisions of
Section 14, failure to consummate the purchase and sale provided for in this Agreement on the Closing Date as provided herein will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.2 Amount of Purchase Price. The total consideration (the "Purchase Price") to be paid by Buyer for the Shares shall be the aggregate of:

$24,997,000;

minus the difference of (i) $12,325,721 minus (ii) the aggregate stockholders equity of the Companies as of the Closing Date (which difference will not result in an increase in the Purchase Price if the aggregate stockholders' equity as of such date is greater than $12,325,721);

minus the amount by which the aggregate Indebtedness of the Companies exceeds $5,000,000 as of the Closing Date;

plus any amount payable to the Stockholders pursuant to Section 9.13(a) hereof.

         2.3 Payment of Purchase Price. On the Closing Date, Buyer shall as an estimate of the Purchase Price, (a) pay to each Stockholder of KBM by means of a wire transfer to the account number and depository previously designated by such Stockholder (or otherwise as directed by each Stockholder) his Proportionate Share of $23,074,960, (b) pay to each kbd Stockholder by means of a wire transfer to the account number and depository previously designated by such Stockholder (or otherwise as directed by each Stockholder) one third of $672,040, and (c) deposit $1,250,000 in an Escrow Account established pursuant to the Escrow Agreement in the form of Exhibit A hereto.

         2.4 Purchase Price Adjustment.

         (a) Adjustment Amount. The Stockholders and the Buyer recognize that the $24,997,000 paid at the Closing is only an approximation of the Purchase Price and the Purchase Price can only be accurately calculated after the Closing. The Adjustment Amount will be equal to $24,997,000 minus the Purchase Price calculated pursuant to Section 2.2 in accordance with the Closing Financial Statements, as defined below.

         (b) Closing Financial Statements. Stockholders will prepare and will cause Rippe & Kingston Co. PSC, the Companies' certified public accountants, to audit the financial statements ("Closing Financial Statements") of the Companies as of the Closing Date and for the period from January 1, 1999 through the Closing Date, including a computation of aggregate stockholders' equity of the Companies as of the Closing Date. In calculating the aggregate stockholders' equity of the Companies as of the Closing Date, any prepayment penalty required to pay any debt of the Companies in connection with the acquisition of the Companies and an appropriate accrual for unpaid bonuses and commissions which relate to the 1999 fiscal year pro rated for the period from January 1, 1999 to the Closing Date shall reduce the aggregate stockholders' equity of the Companies. Stockholders will deliver the Closing Financial Statements to Buyer within sixty days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, Buyer has not given the Stockholders notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the combined stockholders' equity reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to the Cincinnati, Ohio office of Deloitte and Touche, certified public accountants (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer and Stockholders will each bear 50% of the fees of the Accountants for such determination.

         (c) Payment of Adjustment Amount. On the tenth business day following the final determination of the Adjustment Amount, an amount equal to the Adjustment Amount shall be paid to the Buyer from the Escrow Account with the earnings thereon. The Stockholders shall pay to the Buyer any portion of the Adjustment Amount not released to the Buyer from the Escrow Account and the Stockholders shall be jointly and severally liable therefore. All payments of the Adjustment Amount not paid out of the Escrow Account will be made together with interest at 8% compounded annually beginning on the Closing Date and ending on the date of payment. Payments must be made in immediately available funds. Payments to Stockholders will be made in the manner and will be allocated in such proportions that the Stockholders' Agent may specify. Payments to the Buyer shall be made by wire transfer to such bank account as the Buyer will specify.

         (d) If the amount of any Adjustment Amount is not promptly paid from the Escrow Account or exceeds the amount of the initial deposit in the Escrow Account, Buyer shall have the right to collect promptly from the Stockholders, in cash, the amount of such Adjustment Amount or the portion thereof that has not been paid from the Escrow Account.

         2.5 Closing. The Closing provided for in this Agreement will take place at the offices of Ballard Spahr Andrews & Ingersoll LLP, 1735 Market Street, Philadelphia, Pennsylvania 19103-7599, at 9:00 a.m. (local time) on December __, 1999, or at such other time and place as the parties may agree. The closing shall be effective as of the close of business on the Closing Date. Subject to the provisions of Section 14, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. The obligation of the parties to have the Closing shall be subject to the conditions set forth in Sections 5 and 6 and the deliveries required by Section 7 and 8 of this Agreement. All deliveries at the Closing will be deemed to be made and effected simultaneously and all such deliveries will be deemed to be in escrow until all such deliveries have been made and effected.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS.

         The Stockholders hereby jointly and severally warrant and represent to and agree with Buyer as of the date hereof and as of the Closing Date as follows:

         3.1      Organization and Authorization.

                  (a) Each Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its Business as now being conducted, and to perform its obligations under all contracts to which it is a party. Each Company owns, leases and operates properties, and conducts business only in the states set forth on Part 3.1 of the Disclosure Letter. Each Company is qualified or licensed to do business in the states set forth in Part 3.1 of the Disclosure Letter and the failure to be qualified in any other state will not have a Material Adverse Affect on such Company.

                  (b) This Agreement, the Escrow Agreement, the Noncompetition Agreements, the Employment Agreements and the other agreements and documents required to be delivered by the Stockholders in accordance with the provisions hereof, have been duly executed and delivered by or on behalf of the Stockholders and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitute valid and binding obligations of the Stockholders, enforceable against them in accordance with their respective terms. Any Stockholders that are trustees of trusts have the power and authority to duly execute and deliver this Agreement, the Escrow Agreement and the other agreements to be delivered by such trusts pursuant to this Agreement. Copies of portions of the trust agreements of such trusts setting forth the powers of the trustees have been delivered to Buyer.

         3.2 Articles of Incorporation; Code of Regulations; Minute Books. The Stockholders have delivered to Buyer true and complete copies of the articles of incorporation and Code of Regulations of the Companies, as amended to and including the Closing Date. The minute books, stock books and stock transfer records of the Companies, true and complete copies of which have been delivered to Buyer, contain true and complete minutes and records of all issuances and transfers of Shares of the Companies and of all minutes and records of all meetings, consents, proceedings and other actions of the Stockholders, board of directors and committees of the board of directors of the Companies since their respective dates of incorporation. The execution and delivery of the Agreement by the Stockholders and their consummation or performance of the transactions contemplated hereby will not violate the articles of incorporation or Code of Regulations of the Companies or any resolution adopted by the board of directors or stockholders of any of the Companies.

         3.3 Consents - Conflicts. Except as provided on Part 3.3 of the Disclosure Letter, no consent of any lender, trustee, trust beneficiary, trust grantor or other Person is required for the Stockholders to enter into and deliver this Agreement or to consummate the transactions contemplated hereby, nor does any Contract, mortgage or other instrument to which any of the Companies or any of the Stockholders is a party or by which any of the Companies or any of the Stockholders is bound or affecting any of its or his properties restrict the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation or performance of the transactions contemplated hereby does not contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract to which either Company is a party.

         3.4 Authorized Capitalization. The authorized capital stock of KBM consists solely of 105,000 shares of Class A voting common stock, with no par value, of which 62,670 shares are issued and outstanding, and 225,000 shares of Class B nonvoting common stock, with no par value, of which 188,010 shares are issued and outstanding. The authorized capital stock of KTI consists solely of 1,000 shares of common stock, with no par value, of which 930 shares are issued and outstanding. All Shares are validly issued and outstanding, fully paid and nonassessable, and are owned beneficially and of record by the Stockholders as set forth on the signature page of this Agreement. The social security number or federal employer identification number of each Stockholder has been previously delivered to the Buyer. The Shares are not subject to any Lien or to any restriction on their transfer other than the stock restriction agreement set forth on Part 3.4 of the Disclosure Letter and, as of the Closing Date, will be free and clear of all Liens. There are no outstanding Contracts, warrants, options or rights (preemptive or otherwise) or other securities, plans or agreements that give the holder or any other Person the right to purchase or otherwise acquire (whether from a Company, the Stockholders, or any Affiliate of a Company or the Stockholders) any Shares or any securities convertible into, or exchangeable or exercisable for, Shares or under which any such warrant, option, right or security may be issued in the future. There are no contracts relating to the issuance, sale or transfer of any Shares of any of the Companies. None of the Shares was issued in violation of the Securities Act of 1993, as amended, or any applicable state securities law.

         3.5 Subsidiaries; Investments; Affiliate Notes and Transactions. The Companies do not have any directly or indirectly owned subsidiaries and, except as set forth on Part 3.5 of the Disclosure Letter, has made no advances to or investments in, and does not own any securities of or other interests in any Person. Part 3.5 of the Disclosure Letter contains a list of all notes held by the Companies issued by any Stockholder or any Affiliate of any Stockholder. Except as set forth in Part 3.5 of the Disclosure Letter, none of the Stockholders and no Affiliates of the Stockholders has, or during the last three
(3) years has had, any business relations with either of the Companies or any direct or indirect interest in any competitor, customer, supplier or other person, firm or corporation which has had any business relationship or material transaction with the Companies during the past three (3) years, except for (i) ownership of up to one percent of the equity securities of any publicly-held company; (ii) reasonable compensation as an employee of a Company; and (iii) reimbursement of reasonable business expenses.

         3.6 Financial Statements. The Stockholders have delivered to Buyer (a) unaudited financial statements of each of the Companies for the partial fiscal year period ending on July 31, 1999 and for the partial fiscal year period ending on the Balance Sheet Date including a balance sheet of each of the Companies as of the Balance Sheet Date (the "Balance Sheets") and (b) audited financial statements of each of the Companies as of and for the fiscal years ended December 31, 1996, 1997 and 1998. The financial statements referred to in the preceding sentence and the accompanying notes thereto are referred to collectively as the "Financial Statements." Except as set forth on Part 3.6 of the Disclosure Letter, such Financial Statements and the notes thereto fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Companies as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheets), and the Financial Statements referred to in this Section
3.6 reflect the consistent application of such accounting principles throughout the periods involved. The Financial Statements in each case have been prepared on an accrual basis of accounting consistently applied throughout the periods covered thereby. Since December 31. 1998, each Company has conducted its Business in a consistent manner without change of policy or procedure including, without limitation, its practices in connection with the treatment of revenue recognition, capitalization policies, reserves and expenses. No financial statements of any Person other than each of the applicable Companies are required by GAAP to be included in the consolidated financial statements of each of the Companies.

         3.7 Records and Books of Account. The books of account, minute books, stock record books and other records of the Companies, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Companies.

         3.8 Liabilities. On December 31, 1998 and the Balance Sheet Date, there were no Liabilities of the Companies that would have been required under GAAP to be included on the balance sheets of the Companies as of such dates which were not so included in the Financial Statements other than those Liabilities (including, without limitation, product liabilities and Taxes) disclosed or reserved for on such Financial Statements or those described in Part 3.8 of the Disclosure Letter. There are no other Liabilities of the Companies (whether known or unknown, and whether absolute, accrued, contingent or otherwise) except
(i) those incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of the Stockholders contained in this Agreement, (ii) those set forth on Part 3.8 of the Disclosure Letter or (iii) those that would not, individually or in the aggregate, have a Material Adverse Effect on either of the Companies.

         3.9 Title to Assets; Liens and Encumbrances. Each Company is the owner of, and has good and marketable title to, or a valid leasehold interest in, or has the legally enforceable right to use in its Business, all of the assets, properties and rights currently used in the operation of the Business of such Company, free and clear of all Liens except for the Liens, if any, set forth on the Balance Sheets or on Part 3.9 of the Disclosure Letter. The assets, properties and rights referred to in the preceding sentence include, without limitation, all assets, properties, rights and Business of each Company and are shown or reflected on the Balance Sheet of such Company or were acquired by such Company since the Balance Sheet Date. Each Company owns or has the legally enforceable right to use in its Business all of the assets used by it in the operation and conduct of its Business, or required by it for the normal conduct of its Business. All material properties and assets reflected in the Balance Sheets are free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Company; (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto; (iii) normal easements and restrictions that do not interfere with the current and intended future use of the real estate of any of the Companies; and (iv) matters disclosed on any title reports, title commitments or surveys attached to the Disclosure Letter. All buildings, plants, and structures owned by the Companies lie wholly within the boundaries of the real property owned by the Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         3.10 Tangible Assets. The buildings, plants, structures and equipment of the Companies are structurally sound, are in operating condition and repair and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of the Companies are sufficient for the continued conduct of the Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.11     Facilities.

                  (a) Each parcel of real property owned or leased by any of the Companies, including the address thereof, is listed on Part 3.11 of the Disclosure Letter, and copies of all deeds, purchase documents, mortgages, other encumbrances and title insurance policies or lawyer's title opinions relating to such parcels have been provided to Buyer as well as a current title search with respect to each of the Facilities. Except as set forth in Part 3.11 of the Disclosure Letter, each Company, or to the Stockholders' knowledge, its lessor, has good and marketable title to the real property, and such real property is subject only to normal easements and restrictions that do not interfere with such Company's current use and intended future use of the real estate.

                  (b) Except for the leases of the Facilities described on Part
3.11 of the Disclosure Letter, none of the Companies leases any real property. Each Company enjoys peaceful and undisturbed possession of its Facilities.

                  (c) The Facilities and the improvements thereon, including without limitation all Equipment (including all fixtures) and other tangible assets owned, leased or used by the Companies at their Facilities are insured to the extent and manner customary in the industry, are sufficient for the operation of the Business as presently conducted and are in conformity, in all Material respects, with all applicable laws, ordinances, orders, regulations and other requirements currently in effect. None of the improvements is subject to any commitment or other arrangement for their sale or use by any Affiliate of a Company or third parties.

         3.12 Leased Assets. Each lease of tangible assets or real estate to which either Company is a party is in full force and effect without any default or breach thereof by an applicable Company or any other party thereto. Except as set forth on Part 3.12 of the Disclosure Letter, no consent of any lessor or any other party is required under any such lease by reason of or in connection with the sale of Shares to Buyer as provided for in this Agreement and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         3.13    Trademarks, Service Marks. Trade Names, Patents and Copyrights.

         (a) Intellectual Property Assets. The term "Intellectual Property Assets" includes:

                  (i) the names Kirk & Blum Manufacturing and kbd/Technic, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications listed on Part 3.13(e) of the Disclosure Letter (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

                  (iv) all domain names, e-mail addresses, web sites, internet service agreements and other internet related assets, rights and contracts, whether owned or licensed listed on Part 3.13(h) of the Disclosure Letter (collectively, "Internet Related Rights");

                  (v) all know-how, trade secrets, confidential information, customer lists, software created and owned by either Company, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); and

                  (vi) all other software, owned, used, or licensed by any Company as licensee or licensor.

         (b) Agreements. Part 3.13(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Companies, of all Contracts relating to all material Intellectual Property Assets to which any Company is a party or by which any Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1000 per user under which a Company is the licensee ("Commercial Software"). There are no outstanding and, to the Stockholders' knowledge, no threatened disputes or disagreements with respect to any such agreement.

         (c)      Know-How Necessary for the Business

                  (i) The Intellectual Property Assets are all those necessary for the operation of the Companies' businesses as they are currently conducted. One or more of the Companies is the owner of all right, title and interest in and to each of the Intellectual Property Assets (other than Commercial Software), free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (ii) No employee of any Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Companies.

                  (iii) Each Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the trade secrets developed or acquired by such Company. To the knowledge of the Companies, none of the Trade Secrets, know-how or other confidential or proprietary information owned by the Companies has been transferred to any person or disclosed to any person unless such disclosure was made pursuant to an appropriate confidentiality agreement or a proper corporate purpose.

         (d)      Patents

                  Except as set forth on Part 3.13(d) of the Disclosure Letter, none of the Companies owns any Patents that have not expired or licenses any Patents. None of the products manufactured and sold, nor any process or know-how used, by any Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

         (e)      Trademarks

                  (i) Part 3.13(e) of the Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims except as disclosed on Part 3.9 of the Disclosure Letter.

                  (ii) No Mark used by the Companies has been registered with the United States Patent and Trademark Office or any state authority. No Mark is infringed or, to the Stockholders knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

         (f)      Copyrights

                  (i) Neither of the Companies has registered any Copyrights. One or more of the Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                  (ii) No Copyright is infringed or, to the Stockholders' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (g)      Trade Secrets

                  (i) The Companies have taken all reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets.

                  (ii) One or more of the Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Stockholders' knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than one or more of the Companies) or to the detriment of the Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         (h) Internet Related Rights. Part 3.13(h) of the Disclosure Letter sets forth each Internet Related Right. All domain name registrations are valid and in full force, are held of record by one of the Companies and are not the subject of any cancellation or othe proceeding or Action challenging their validity.

         3.14 Contracts; Customers. Part 3.14(a) of the Disclosure Letter sets forth a list of all of the following Contracts to which either Company is a party or by which it or any of its assets are bound (collectively, the "Material Contracts"): (i) Contracts with any director, officer or manager of either Company that will not terminate on or prior to the Closing Date without further obligation or liability on the part of any party thereto; (ii) Contracts for the sale of any assets (other than in the ordinary course of business or as set forth on another schedule), or for the grant to any Person of any preferential rights to purchase any of its assets or requiring any Person to purchase or sell all or a fixed portion of its requirements or output to or from another Person;
(iii) Contracts containing covenants of a Company or any employee of a Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with a Company in any line of business or in any geographical area; (iv) Contracts relating to the acquisition by a Company of any operating business or the capital stock of any other Person; (v) Contracts relating to the borrowing of money or the issuance of guarantees; (vi) Contracts under which a Company acts as a distributor, dealer, franchisor, licensor, licensee, agent, sales representative, or authorized service Person other than Commercial Software licenses; (vii) each contract between each Company and any of its Affiliates or Related Parties;
(viii) each Contract between KBD and a customer with a sales price of $1,000,000 or more and each Contract between KTI and a customer with a sales price of $100,000 or more and, with respect to each Contract, has not been substantially performed; (ix) all contracts (other than purchase orders) with respect to the purchase by KBM of iron, steel or products made from iron and steel and with an aggregate purchase price in excess of $100,000; (x) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property; (xi) each licensing agreement or other contract with respect to Patents, Marks, Copyrights, or other Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets not set forth on Part
3.13 of the Disclosure Letter; (xii) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees; (xiii) each joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Company with any other Person; (xiv) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; (xv) each power of attorney that is currently effective and outstanding; (xvi) each contract with a Company for capital expenditures in excess of $100,000; and (xvii) all other Contracts not made in the ordinary course of business. Except as set forth on Part 3.14(b) of the Disclosure Letter, no Contract to which a Company is a party or to which it is subject or by which it is bound conflicts with, would be terminated by, would allow for the acceleration or termination of, would be in default as a result of, would result in a Lien on any of such Company's assets as a result of, would be breached as a result of, would be materially modified or changed by, or requires the consent of any other Person by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than such Contracts the loss of which, individually or in the aggregate, would not have a Material Adverse Effect on either Company, or the loss of which would involve a loss of less than $15,000 ("Immaterial Contracts"). To the best of the Stockholders' knowledge, each of the Contracts to which a Company is a party or to which it is subject or by which it is bound (including, without limitation, those set forth on Part 3.14(a) of the Disclosure Letter) is a valid and existing Contract of all of the parties thereto in full force and effect without modification, other than Immaterial Contracts. Each Company has performed all obligations required to be performed by it and is not in default under any Contract, instrument or other document to which it is a party or to which it is subject or by which it is bound, and no event has occurred thereunder which, with or without the lapse of time or the giving of notice, or both, would constitute a default by it thereunder, other than Immaterial Contracts.

         3.15 Labor Relations; Employees. Except as set forth on Part 3.15 of the Disclosure Letter, there are no labor strikes, disputes, slow downs, work stoppages or other labor troubles or grievances pending or, to the Stockholders' knowledge, threatened against either Company. No unfair labor practice complaint before the National Labor Relations Board, no charges pending before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable Governmental Authority, in any case relating to either Company or the conduct of its Business, is pending or, to the knowledge of the Stockholders, threatened. Neither Company has received notice, nor has any knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to either Company or the conduct of its Business. Except as set forth in Part 3.15 of the Disclosure Letter, neither Company is a party to any collective bargaining agreement relating to any of its employees and has not recognized, is not required to recognize and during the past five (5) years has not received a demand for recognition by any collective bargaining representative or experienced any strikes, work stoppages or slowdowns. Except as set forth on Part 3.15 of the Disclosure Letter, to the knowledge of the Stockholders, no officer or key employee of any Company has any plan to terminate his or her employment with either Company. Part 3.15 of the Disclosure Letter is a true and correct list of all grievances that employees of the Companies or any union have filed with either Company's unions or any labor dispute resolution agency since December 31, 1997, whether or not such grievance has been resolved. No employee or director of any Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that will have a Material Adverse Effect on (i) the performance of his duties as an employee or director of the Companies or (ii) the ability of any Company to conduct its business, including any Proprietary Rights Agreement with Stockholders or the Companies by any such employee or director. Neither Janet Chap, Marilyn Donovan, Mary Beth Hines, William J. Hines, John C. Donovan, Alan R. Chap, Nancy I. Blum, Margaret K. Blum nor Deborah J. Blum has ever been a director, officer, employee or consultant to either of the Companies except (i) as a summer job and (ii) as the foregoing have received fees for attending stockholders' meetings.

         3.16 Legal Proceedings. Except as set forth on Part 3.16 the Disclosure Letter, there are no Actions (whether or not purportedly on behalf of either Company) pending or, to the knowledge of the Stockholders, threatened against either Company or any of their properties, rights or Business or relating to the transactions contemplated by this Agreement. To the knowledge of the Stockholders, no event has occurred or circumstance exists that may give rise to or serve as the basis for the commencement of any such action. Neither Company is in default with respect to any order, writ, injunction or decree of any Governmental Authority. None of the Actions referred to on Part 3.16 of the Disclosure Letter, individually or in the aggregate, will have a Material Adverse Effect on a Company.

         3.17 Orders, Decrees, Etc. There are no orders, decrees, injunctions, rulings, publications, decisions, directives, consents, pronouncements or regulations of any court or any Governmental Authority issued against or, to the knowledge of the Stockholders, binding on, either Company which do or may affect, limit or control such Company's method or manner of doing business, except for laws, statutes, ordinances, orders and regulations that affect all similarly situated businesses.

         3.18     Compliance With Law; Permits and Licenses.

                  (a) Each Company has complied with and is in compliance with all Laws of any Governmental Authority applicable to it, and to its assets, property and operations ("Legal Requirement") including, without limitation, Laws relating to zoning, building codes, licensing, permits, antitrust, occupational safety and health, environmental protection and conservation, water or air pollution, toxic and hazardous waste and substance control, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes, except where any non-compliance will not have a Material Adverse Effect on any Company.

                  (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Company of, or a failure on the part of any Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except where such event or circumstance will not have a Material Adverse Effect on any Company.

                  (c) No Company has received, at any time since January 1, 1994, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement or Permit and License, except where any non-compliance will not have a Material Adverse Effect on any Company, or (B) any actual, alleged, possible, or potential obligation on the part of any Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Each Company presently holds all Permits and Licenses that are necessary for or Material to its current and known future use, occupancy or operation of its assets and properties and the conduct of the Business; each Company is, and at all times since January 1, 1994 has been, in full compliance with all of the terms and requirements of such Permits and Licenses and no notice of violation of any applicable zoning regulations, ordinances or other similar Laws binding on any Company with respect to its assets, properties or Business has been received by such Company, the Stockholders or any of their agents or Affiliates.

                  (e) No Company has violated nor is any Company alleged to have violated, nor is in violation of, any Environmental Law, nor has released, treated, stored, disposed of or transported, or arranged or contracted for the release, treatment, storage, disposal or transportation of any Hazardous Substance in violation of any Environmental Law. Except as set forth on Part 3.18(e) of the Disclosure Letter, there are no Hazardous Substances located at, in, on, within or under the surface of any Company's assets, properties or Facilities in violation of applicable Environmental Law. Neither the Stockholders nor has any Company received, or has any knowledge of, any request for information, notice of claim, demand, lawsuit, action or other notification from any Governmental Authority or any third party that they or it may be responsible for any threatened or actual release of Hazardous Substances, or be in violation of or in noncompliance with any Environmental Law, and neither the Stockholders nor any Company is subject to any agreement, consent, decree, administrative order, notice or enforcement action brought under any Environmental Law. (With respect to each item set forth in Part 3.18(e) of the Disclosure Letter, the Stockholders shall quantify the cost of remedying the problem so disclosed including all possible remediation efforts that may be required to be undertaken, disclose all regulatory action taken with respect to the problem, state all possible fines and other legal sanctions associated with the item any and otherwise provide such other reports and information with respect to the item as Buyer may reasonably request.) For purposes of this paragraph 3.18(e), "Environmental Law" means any applicable Federal, state or local law, rule, regulation, ordinance, program, permit, guidance, order, consent, decree or notice of violation pertaining to the protection of natural resources, the environment and the health and safety of employees and the general public; and "Hazardous Substances" means any material, chemical, compound, mixture, substance or waste which is regulated by any Governmental Authority having jurisdiction over any premises, including, but not limited to
(a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard to any Company's properties or Business or Facilities or to any persons on or about the premises of any Company's Facility or which cause any of the Facilities to be in violation of any legal requirements, (b) asbestos, (c) polychlorinated biphenyls, (d) any material or substance designated as a hazardous substance, pursuant to Section 311 of the Clean Waters Act, 33 USC
Section 1251, (e) pesticides as defined in the Federal Insecticide and Environmental Pesticide Control Act, 7 USC Section 136, (f) new chemical substance or mixture pursuant to Sections 3, 6, and 7 of the Toxic Substance Control Act, 15 USC Section 2601, (g) hazardous substances pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 USC Section 9601 and (h) hazardous substances pursuant to section 1004 of Resource Conservation and Recovery Act, 42 USA Section 6901.

                  (f) Except as set forth on Part 3.18(f) of the Disclosure Letter, there is not now and has not been at any time in the past any underground or above-ground storage tank or pipeline at any Facility of any Company where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all Environmental Laws and there has been no release from or rupture of any such tank or pipeline, including without limitation any release from or in connection with the filling or emptying of such tank.

         3.19 Changes Since December 31, 1998. Except as set forth on Part 3.19 of the Disclosure Letter, since December 31, 1998, each Company has conducted its business only in the ordinary and usual course and has not experienced any Material Adverse Effect. Without limiting the generality of the foregoing sentence, since December 31, 1998, except as set forth in Part 3.19 of the Disclosure Letter, neither Company has (i) incurred any Liability, except current liabilities incurred in the ordinary course of business consistent with past practice; (ii) discharged or satisfied any Lien or paid any Liability, other than current liabilities shown on the Balance Sheets and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) sold, transferred or allowed to become subject to any Lien any Material assets or written off any Accounts Receivable or notes, except for the collection of Accounts Receivable in the ordinary course of business and except for the transactions listed on Part 3.19 of the Disclosure Letter; (iv) mortgaged, pledged or subjected to any other Lien any of its assets or properties, other than Liens reflected on the Balance Sheets or as set forth on Part 3.9 of the Disclosure Letter; (v) suffered any Material damage, destruction or loss (whether or not covered by insurance) or waived any rights or claims of substantial value; (vi) granted any bonuses or commissions or increased the compensation payable to any of its employees, directors or officers or increased the aggregate payment of any fees to independent contractors except for customary bonuses and regular salary increases made in accordance with each Company's past practices as summarized on
Part 3.19 of the Disclosure Letter or in accordance with the employee benefit plans described on Part 3.22 of the Disclosure Letter or granted any severance or termination pay, or entered into or varied the terms of any employment agreement with any such person; (vii) made any loans to any individuals, firms, corporations or other entities; (viii) declared, made, set aside or paid any dividend, distribution or payment on, or any purchase or redemption of, any Shares or any commitment therefor, other than as described on Part 3.19 of the Disclosure Letter; (ix) made any Material change in any method of accounting (for book or tax purposes), (x) written down the value of any Inventory other than in the ordinary and usual course of business; (xi) suffered any labor dispute or work stoppage; (xii) entered into any transaction other than in the ordinary course of business, (xiii) increased the payments to or benefits under any profit sharing bonus deferred compensation, savings, insurance pension, retirement or other employee benefit plan for or with any of the employees of either of the Companies; or (xiv) agreed (whether or not in writing) to do any of the foregoing. Since July 31, 1999 the Companies have not declared nor paid dividends which in the aggregate exceed $1,600,000. Except as otherwise disclosed herein, since December 31, 1998 the Business of each Company has been operated only in the regular and ordinary course consistent with past practice.

         3.20 No Material Adverse Change. Except as set forth on Part 3.19 or
3.20 of the Disclosure Letter, since December 31, 1998, there has not been any Material adverse change in the condition (financial or otherwise), Business, prospects of the Business as currently conducted, or operations, of the Companies, and there has not been any damage, destruction or loss to property owned by the Companies, whether or not covered by insurance, that, individually or in the aggregate, has or will have a Material Adverse Effect on the Business of either Company. No event has occurred or circumstance exists that the Stockholders know is reasonably likely to result in a Material adverse change in the condition (financial or otherwise), Business or the prospect of the Companies.

         3.21 Capital Projects and Expenditures. All capital expenditures of the Companies since December 31, 1998, and all capital projects and capital expenditures committed for or undertaken by any Company that have not been completed by the Closing Date (as well as the terms of any and all financing arranged in connection therewith and details for payments, if any, made with respect thereto), and which have a net cost of $50,000, or $150,000 in the aggregate, are listed on Part 3.19 or 3.21 of the Disclosure Letter.

         3.22  Employee Benefits.

         (a) Except for the plans of the Companies set forth on Part 3.22 of the Disclosure Letter (the "Plans") and Multi-Employer Plans, neither Company nor any of their ERISA Affiliates maintains or contributes to or has any liability with respect to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, or any other bonus, incentive, compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, vacation, holiday, fringe benefit, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff or consulting plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated). True and complete copies of all the Plan documents and summary plan descriptions have been furnished to Buyer other than with respect to any Multi-Employer Plan (together with all related trust agreements, insurance contracts or other funding agreements which implement each Plan, investment manager and investment adviser contracts, and agreements with third-party administrators, actuaries, consultants, and other independent contractors, and all other documents, records (including, without limitation, records accurately setting forth the history of each participant and beneficiary in connection with each such Plan and accurately stating the benefits earned and owed to such person under each such Plan) or other materials related thereto which have been requested by Buyer) other than with respect to any Multi-Employer Plan.

         (b) Each Plan (other than Multi-Employer Plans) has been administered in compliance with its terms and with all filing, reporting, disclosure and other requirements of ERISA, the Code (including, without limitation Part 6 and Part 7 of Subtitle B of Title I of ERISA and Sections 105(h) and 4980B and Subtitle K of the Code) and all other applicable laws in all respects, and no Stockholder has any knowledge that the foregoing is not true with respect to the Multi-Employer Plans, and copies of all filings with the Internal Revenue Service, the Department of Labor and any other applicable Governmental Authority, all audit reports, financial statements and actuarial reports for the three most recent plan years for the Plans, and a statement of the annual cost of providing coverage, and a statement of liability of the Company and ERISA affiliate made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standard Board, under any Plan that is a welfare benefit plan (as defined at Section 3(1) of ERISA) for former employees of any Company and the dependents of former employees for the three most recent plan years, have been furnished to Buyer. Except as set forth on Part 3.22 of the Disclosure Letter, no written or oral representations have been made to any employee or former employee of any Company promising or guaranteeing any employee benefit, payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent coverage is required under Section 4980B of the Code). All oral and written communications with respect to each Plan currently and in the past reflect and have reflected the documents and operations of the Plan and no Person has or had any liability by reason of any such communication or any failure to communicate with respect to the Plan.

         (c) Except as set forth on Part 3.22 of the Disclosure Letter, neither any Company nor any ERISA Affiliate has ever maintained or contributed to any plan subject to Section 412 of the Code and Section 302 of ERISA, and to the knowledge of the Stockholders, neither Company nor any ERISA Affiliate has effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any such multi-employer plan which has resulted in a material liability that has not been paid. Each Company and each other ERISA Affiliate has made all contributions required in connection with any multi-employer plan as of the date hereof by the terms of such multi-employer plan or by the terms of any collective bargaining agreement. The Stockholders have no knowledge that any withdrawal liability would occur if a Company withdrew from such Multi-Employee Plan in a complete withdrawal (as defined in Section 4203 of ERISA) or a partial withdrawal (as defined in Section 4205 of ERISA) as of the Closing Date. Except as set forth Part 3.22 of the Disclosure Letter hereof, none of the Companies nor any ERISA Affiliate has terminated or withdrawn from, or expect to terminate or withdraw from, (in a complete withdrawal as defined in Section 4203 of ERISA or a partial withdrawal as defined in Section 4205 of ERISA) which has or will result in a withdrawal liability (as defined in Section 4201 of ERISA), or is aware of any withdrawal liability (as defined in Section 4201 of ERISA) assessed against any Company or any other ERISA Affiliate with respect to, any Multi-Employer Plan.

         (d) Except as set forth on Part 3.22 of the Disclosure Letter, at the Balance Sheet Date and at the date hereof, there was no bonus, profit sharing, incentive, commission or other compensation of any kind with respect to work done prior to the Balance Sheet Date or the date hereof due to or expected by present or former employees of any Company not paid prior to such date or, with respect to compensation for work done prior to the Balance Sheet Date, not fully accrued on the Balance Sheets.

         (e) Each Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), together with its related trust (if any), meets the requirements of a "qualified plan" under Section 401 in form and in operation and is tax exempt under Section 501 of the Code and has received a favorable determination letter, or a favorable determination letter has been applied for, from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter, or request therefor, that could reasonably be expected to adversely affect the qualification of such Plan or the tax-exempt status of such related trust. Each fiduciary and official of each such Plan is bonded to the extent required by Section 412 of ERISA.

         (f) There are no unfunded liabilities existing under any Plan and, subject to compliance with applicable notice requirements under ERISA and state laws, each Plan (other than the Kirk & Blum Manufacturing Company Sheet Metal Workers Local Union 183 Pension Plan) can be terminated promptly following the Closing Date with no liability to Buyer, any Company, any ERISA Affiliate or any Person that is under common control, or is treated as a single employer, with Buyer under Section 414 of the Code or ERISA Section 4001.

         (g) With respect to each Plan (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code other than such transactions to which an exemption applies, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has liability for a breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets in such Plan, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or, to the knowledge of the Stockholders, threatened, and the Stockholders have no knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

         (h) To the knowledge of the Stockholders, no Multi-Employer Plan is in Reorganization as defined in Section 4241 of ERISA nor insolvent.

         3.23 Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent and no registration, declaration or filing by any Company or the Stockholders with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, nor does the foregoing violate any Laws or rulings of any Governmental Authority.

         3.24     Tax Matters.

         (a) Each Company has duly and timely filed all Returns required to be filed by it. Neither Company is currently the beneficiary of any extension of time within which to file any Return. No claim has ever been made by an authority in a jurisdiction where a Company does not file Returns that it is or may be subject to taxation by that jurisdiction. All Returns filed by the Companies were correct and complete in all material respects. Each Company has paid in full all Taxes (whether or not shown on a Return) required to be paid by such Company before such payment became delinquent. Each Company has made adequate provision in the Financial Statements, in conformity with an accrual method of accounting, consistently applied from period to period, for the payment of all accrued Taxes not yet payable as of the respective dates of such Financial Statements. All Taxes that a Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

         (b) There are no audits, inquiries, investigations or examinations relating to any of the Companies' Returns pending or threatened, and there are no claims that have been or may be asserted relating to any of Companies' Returns filed for any year which if determined adversely would result in the assertion by any Governmental Authority of any Tax deficiency against a Company. There have been no waivers or extensions of statutes of limitations with respect to Taxes by a Company, or any agreements to extend the time with respect to a Tax assessment or deficiency.

         (c) Neither Company is a party to any tax-sharing Contract or similar arrangement with any Person. Company has not made a disclosure on a Return pursuant to Code Section 6662(d)(2)(B)(ii) and the Regulations thereunder.

         (d) Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party.

         (e) Neither Company has been a member of an affiliated group filing consolidated Federal income tax returns, or has any liability for Taxes of any other person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

         (f) Neither Company has filed a consent under Code Section 341(f) concerning collapsible corporations.

          (g) Neither Company is obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

             (h) Each Company has satisfied all filing and notification requirements for sales and use taxes and related taxes.

         3.25 Insurance Coverage. Buyer has previously been provided with a copy of each insurance policy (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by either Company. Neither Company is in default with respect to any provisions contained in any such insurance policies, and has not failed to give any notice or present any presently existing Material claim under any such insurance policy in due and timely fashion.

         3.26 Accounts Receivable. Buyer has been previously provided with an aging report for Accounts Receivables as of September 30, 1999. Accounts Receivable reflected in the Balance Sheets, and all Accounts Receivable arising since the Balance Sheet Date, represent bona fide claims of a Company against debtors for sales actually made, services actually performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements. Unless paid prior to the Closing Date, to the knowledge of the Stockholders, the Accounts Receivable are or will be as of the Closing Date collectible net of the respective reserves shown on the Balance Sheets or on the accounting records of the Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the Closing Date, will not be less than $125,000. Subject to such reserves, to the knowledge of the Stockholders, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90 days (except for those Accounts Receivable which the Stockholders have disclosed generally are collected over a longer period of time) after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

         3.27 Product Quality, Warranty Claims. To the best knowledge of the Stockholders, all products and services sold, rented, leased, provided or delivered by the Companies to customers on or prior to the Closing Date conform or will conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards and, to the best knowledge of the Stockholders, neither Company has any Liability and there is no basis for any present or future Action against any Company which might give rise to any Liability for replacement or repair thereof or other damages in connection therewith.

         3.28 Product Liability. Neither Company has any known Liability (and to the best knowledge of the Stockholders, there is no basis for any present or future Action against either Company which might give rise to any Liability) arising out of any injury to a Person or property or violation of any Environmental Law as a result of the ownership, possession, provision or use of any product or service sold, rented, leased, provided or delivered by such Company on or prior to the Closing Date. All product liability claims that have been asserted against either Company since December 31, 1995, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on Part 3.28 of the Disclosure Letter.

         3.29 Inventory. All inventory of the Companies reflected in the Balance Sheets consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items which are not reflected on the Balance Sheet and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheets or on the accounting records of the Companies as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a last in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Companies.

         3.30 Certain Payments. Since January 1, 1996, no Company nor any director, officer, agent, or employee of any Company, or any other Person associated with or acting for or on behalf of any Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or any affiliate of any Company, or
(iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Companies.

         3.31 Relationships with Related Persons. Except as set forth in Part
3.31 of the Disclosure Letter, no Stockholder or any Related Person of Stockholder or of any Company has, or since January 1, 1994 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Companies' businesses. No Stockholder or any Related Person of Stockholders or of any Company owns, or since January 1, 1994 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Company, or (ii) engaged in competition with any Company with respect to any line of the products or services of such Company. Except as set forth in Part
3.31 of the Disclosure Letter, no Stockholder or any Related Person of Stockholders or of any Company is a party to any Contract with, or has any claim or right against, any Company.

         3.32 Brokers or Finders. Other than set forth on Part 3.32 of the Disclosure Letter, the Stockholders, the Companies and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.33 Bank Accounts. Part 3.33 of the Disclosure Letter is a complete and accurate list, as of the Closing Date, of:

                  (a) the name of each bank in which any Company has accounts or safe deposit boxes and the account or safe deposit box numbers;

                  (b)      the name(s) in which the accounts or boxes are held;

                  (c)      the type of account; and

                  (d) the name of each person authorized to draw thereon or have access thereto.

         3.34 Powers of Attorney. Neither Company has granted any power of attorney or entered into any agency or similar agreement whereby a third party may bind or commit such Company in any manner.

         3.35     Year 2000 Compliance.

         (i) Definitions. For purposes of this Section 3.35, the following definitions will apply:

                  "Software" - means all computer software and subsequent versions thereof, including but not limited to, source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials manuals, design notes and other items and documentation related thereto or associated therewith.

                  "Malfunction" - means the failure to: (a) accurately recognize dates falling before, on or after the year 2000; (b) accurately record, store, retrieve and process data input and date information; (c) function in a manner which does not create any ambiguity as to century; and (d) accurately manage and manipulate single century and multi-century formulae, including leap year calculations.

         (ii) Performance. Section 3.35 of the Disclosure Letter contains a complete and accurate description of all activities undertaken by the Companies in connection with their determining that the Year 2000 will not create a Malfunction of any Software (the "Program"). The Program constitutes a review of the areas within the Companies' businesses and operations which could be adversely affected by a Malfunction. Based solely on the results of the Program, to the best of the Company's knowledge and except as referenced in the Disclosure Letter, all of the Companies' Software, computer hardware, and equipment, owned or used by either of them or used and operated by third parties on behalf of the Companies, which performs or is or may be required to perform functions involving dates or the computation of dates, or containing date related data, has the programming, design and performance capabilities to ensure that:

                  (A) it will not suffer any Malfunction;

                  (B) it will not be adversely affected by, nor require changes in inputting or operating practices nor produce invalid or incorrect output or results, nor cause any abnormal ending scenario or suffer any diminution in functionality or performance as a result of the date change at the end of the twentieth century or the input, processing, storage or use of dates up to and including December 31, 2000; and

                  (C) all date-related data stored electronically by or on behalf of both Companies is in such form that its input, processing, storage or use by or on behalf of the either of the Companies will not, directly or indirectly, cause any Malfunction in any Software, computer hardware or computer equipment.

         (iii) Repair Plans. The Disclosure Letter contains a brief summary of the Companies' plans for dealing with all exceptions to the representations and warranties contained in this Section 3.35. Such plans address the risks that certain computer applications used by the Companies (or any of their material suppliers, customers or vendors) may suffer a Malfunction. To the best of the Stockholders' knowledge, no Malfunction will result in a Material Adverse Effect.

         3.36 Bank Representations. The Stockholders have reviewed the most recent draft of Section 3 of the Credit Agreement (the "Credit Agreement"), dated as of the date hereof, among Buyer, CECO Filters, Inc., Air Purator Corporation, New Busch Co, Inc., U.S. Facilities Management Company, Inc. KBM and KTI, the several banks and other financial institutions party to such agreement and PNC Bank, National Association, as agent, and upon execution of the Credit Agreement by KBM and KTI, except with respect to Section 3.10(c) of the Credit Agreement, the representations and warranties in Section 3 of such Credit Agreement, solely as they apply to KBM and KTI, shall be true and correct to the best knowledge of the Stockholders. With respect to Section 3.10(c), the Stockholders acknowledge that there would be withdrawal liability if KBM or KTI were to completely withdraw from one or more of the Multi-Employer Plans, but that the Stockholders have no actual knowledge that any such withdrawal liability, either individually, or in the aggregate, would cause a Material Adverse Effect, as such term is defined in the Credit Agreement.

         3.37 Representations and Warranties. The representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state a fact necessary to be stated in order to make the statements made not misleading. There are no other facts or circumstances known to the Stockholders not disclosed herein that may Materially and adversely affect the value of either Company's assets, business prospects, financial condition or result of operations that have not been set forth in this Agreement or the Disclosure Letter.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

CEC and Buyer jointly and severally warrant and represent to and agree with the Stockholders as follows:

         4.1      Organization And Good Standing.

                  (a) Buyer is a corporation organized, validly existing, and in good standing under the laws of Delaware, with the requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations.

                  (b) CEC is a corporation organized, validly existing, and in good standing under the laws of New York, with the requisite corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations.

         4.2       Buyer Authority; No Conflict.

                  (a) Buyer has the right, power and authority to execute and deliver this Agreement, the Escrow Agreement, the Non-Competition Agreements and the Employment Agreements and to perform its obligations under this Agreement, the Escrow Agreement, the Non-Competition Agreement and the Employment Agreements. The execution, delivery and performance of this Agreement, the Escrow Agreement, the Non-Competition Agreements and the Employment Agreements and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action of Buyer. This Agreement, the Escrow Agreement, the Non-Competition Agreements and the Employment Agreements have been duly and validly executed and delivered by Buyer. Assuming the due authorization, execution and delivery of this Agreement, the Escrow Agreement, the Non-Competition Agreements, and the Employment Agreements by the other parties thereto, this Agreement, the Escrow Agreement, the Non-Competition Agreements, and the Employment Agreements each constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement, the Escrow Agreement, the Non-Competition Agreements and the Employment Agreements by Buyer nor the consummation or performance of any of the transactions contemplated by Buyer will, directly or indirectly (with or without notice or lapse of time):

                  (i) violate any provision of Buyer's articles of incorporation or bylaws;

                  (ii) violate any resolution adopted by the board of directors or the stockholders of Buyer;

                  (iii) violate any Laws to which Buyer is or may be subject; or

                  (iv) violate any material Contract to which Buyer is a party or by which Buyer may be bound.

                  Except as previously disclosed in writing by Buyer to Stockholders, Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement, the Escrow Agreement, the Non-Competition Agreement and the Employment Agreements or the consummation or performance of any of the transactions contemplated by this Agreement.

         4.3      CEC Authority; No Conflict.

                  (a) CEC has the right, power, and authority to execute and deliver this Agreement and the Stock Warrants and to perform its obligations hereunder and under the Stock Warrants. The execution and delivery of this Agreement and the Stock Warrants and the performance by CEC hereunder and under the Stock Warrants have been duly authorized and approved by all necessary corporate action of CEC. This Agreement has been, and the Stock Warrants will be, duly and validly executed and delivered by CEC. Assuming the due authorization, execution and delivery of this Agreement by the Stockholders, the occurrence of the Closing and the due completion of the Stock Warrants as provided therein, this Agreement and the Stock Warrants will constitute the legal, valid, and binding obligation of CEC, enforceable against CEC in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement or the Stock Warrants by CEC nor the consummation or performance of any of the transactions contemplated by this Agreement by CEC will, directly or indirectly (with or without notice or lapse of time):

                  (i) violate any provision of CEC's articles of incorporation or bylaws;

                  (ii) violate any resolution adopted by the board of directors or the stockholders of CEC;

                  (iii)  violate any Laws to which CEC is or may be subject; or

                  (iv) violate any material Contract to which CEC is a party or by which CEC may be bound.

         4.4 Warrant Shares. At the Closing, the shares of CEC common stock initially issuable upon the exercise of the Stock Warrants will have been duly and validly authorized and reserved for issuance, and such shares, when issued and delivered in accordance with the provisions of the Stock Warrants, will be validly issued, fully paid and nonassessable.

         4.5 Commission Reports. Since January 1, 1998, CEC has timely filed all required forms, reports, statements and documents with the Commission, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended. Buyer has delivered or made available to Stockholders true and complete copies of (i) CEC's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, (ii) all other forms, reports, statements and documents filed by CEC with the Commission since January 1, 1998, and (iii) all reports, statements and other information provided by CEC to its stockholders since January 1, 1998 (collectively, the "CEC Reports"). CEC is and has been subject to the reporting requirements of the Exchange Act of 1934, as amended, and has timely filed with the Commission all periodic reports required to be filed by it pursuant thereto and all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since January 1, 1998.

         4.6 Investment Intent. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

         4.7 Certain Actions. There is no pending Action that has been commenced against Buyer or CEC and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement. To CEC's and Buyer's knowledge, no such Action has been threatened.

         4.8 Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent and no registration, declaration or filing by Buyer or CEC with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than the filing by CEC of a Form 8-K with the Securities and Exchange Commission.

SECTION 5. CONDITIONS OF BUYER'S OBLIGATIONS TO CLOSE

The obligations of Buyer under this Agreement are, at the option of Buyer, subject to the conditions set forth below, which conditions may be waived by Buyer without releasing or waiving any of its rights hereunder.

         5.1 Agreements and Conditions. On or before the Closing Date, the Stockholders shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

         5.2 Representations and Warranties. All of the Stockholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

         5.3 No Legal Proceeding. No Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer of the Companies, and on the Closing Date there are no Actions pending or threatened against any Stockholders, any Company or any Company's assets that involve a demand for any judgment or Liability, whether or not covered by insurance, and that may result in any Material Adverse Effect on any Company.

         5.4 Deliveries. Buyer shall have received the deliveries to be made by all of the Stockholders pursuant to Section 7.

         5.5 Consents. Each of the consents identified in Part 3.3 of the Disclosure Letter must have been obtained and must be in full force and effect.

         5.6 Financing. Buyer shall have obtained the financing necessary for the purchase of the shares contemplated hereby as well as such financing as is necessary for the operation of the businesses of the Buyer and the Companies on terms reasonably satisfactory to the Buyer.


SECTION 6.   CONDITIONS OF THE STOCKHOLDERS' OBLIGATION TO CLOSE

The obligations of the Stockholders under this Agreement are, at the option of the Stockholders, subject to the following express conditions, which conditions may be waived by the Stockholders without releasing or waiving any of their rights hereunder.

         6.1 Agreements and Conditions. On or before the Closing Date, Buyer shall have complied with and duly performed all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

         6.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

         6.3 Deliveries. The Stockholders shall have received the deliveries to be made by Buyer pursuant to Section 8.

         6.4 No Legal Proceeding. No Action shall have been initiated or threatened to restrain or prohibit the acquisition by Buyer of the Companies, and on the Closing Date there are no Actions pending or threatened against or affecting Buyer or Buyer's assets that involve a demand for any judgment or Liability, whether or not covered by insurance, and that may result in any Material Adverse Effect on Buyer.


SECTION 7.  DELIVERIES OF THE STOCKHOLDERS ON THE CLOSING DATE

         The Stockholders agree to deliver to Buyer on the Closing Date the following:

         7.1 Stock Certificates. Certificates representing all of the Shares being acquired by Buyer hereunder, duly endorsed in blank for transfer or with appropriate stock powers duly executed in blank, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange.

         7.2 Appointment. Appointment of Phillip DeZwirek as a trustee of any Plan sponsored by either Company with any amendment to such Plan required for such appointment, and resignation of any directors required to allow Phillip DeZwirek to be elected a director of KBM and KTI immediately following the Closing.

         7.3 Consents. All consents required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby.

         7.4 Possession of Assets. Possession of the assets and properties of the Companies held by the Stockholders.

         7.5 Legal Opinion. The legal opinion of Dinsmore & Shohl LLP in the form of Exhibit B attached hereto.

         7.6 Noncompetition Agreements. Noncompetition Agreements between Buyer and Richard J. Blum, Lawrence J. Blum and David D. Blum (the "Noncompetition Agreements") in the form of Exhibit C attached hereto, providing that for a period of five (5) years from the Closing Date the foregoing individuals shall not enter into competition with any Company or Buyer.

         7.7 Employment Agreements. Employment Agreements between Buyer or an affiliate and each of Richard J. Blum, Lawrence J. Blum and David D. Blum in the form of Exhibit D-1, D-2 and D-3, respectively (collectively, the "Employment Agreements").

         7.8 Escrow Agreement. Copies of the Escrow Agreement duly executed by each of the Stockholders.

         7.9 Buy-Sell Agreement. Fully executed agreement terminating the buy-sell agreement to which the Shares of KBM are subject.

         7.10 Form 3. A Form 3 executed by each of Richard J. Blum, Lawrence J. Blum and David D. Blum in a form suitable for filing with the Securities and Exchange Commission.

         7.11 Closing Certificate. A certificate executed by Richard J. Blum, Lawrence J. Blum and David D. Blum to the effect that the Stockholders representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedule that were delivered by Stockholders to Buyer prior to the Closing Date in accordance with Section 9.5 hereof), the fulfillment of all of the Stockholders' covenants in all material respects, and the satisfaction of all conditions to the Closing to be satisfied by the Stockholders.

         7.12 Articles of Incorporation. The Articles of Incorporation of KMB with all amendments thereto certified by the Secretary of State of the State of Ohio and the Articles of KTI with all amendments thereto, certified by the Secretary of State of the State of Indiana, each certified as of a date within 10 days of the Closing Date.

         7.13 Good Standing Certificate. Certificates as to the good standing of KTI and KBM in Indiana and Ohio, respectively, and in each state in which such corporations are required to be qualified as a foreign corporation, issued by the appropriate state authority, as of a date within 10 days of the Closing Date.

         7.14 Secretary Certificate of KBM. Certificate of the corporate secretary of KBM as to the articles of incorporation, bylaws, officers and directors of KBM.

         7.15 Secretary Certificate of KTI. Certificate of the corporate secretary of KTI as to the articles of incorporation, bylaws, officers and directors of KTI.

         7.16 Release of Lien. UCC-3 Termination Statements with respect to certain of the liens on the assets of KTI.

         7.17 Payoff Letter. Pay-off letters from The Fifth Third Bank, for debt of KBM and KTI in the form provided to Stockholders by Buyer.

         7.18 New Trust. A trust organized by Buyer to hold the stock of KTI executed by Richard J. Blum as trustee and proof that Richard J. Blum is currently licensed as an engineer in the States of Indiana and Ohio.

         7.19 Mutual Releases. Mutual releases (the "Releases") executed by all the Stockholders and the Companies in the form of Exhibit E releasing the Companies from all liabilities except as set forth on Part 7.19 of the Disclosure Letter and pursuant to this Agreements and the agreements entered into at the Closing.

         7.20 Financial Statements. Audited Financial Statements of the Companies for the three one-year periods ending December 31, 1996, 1997 and 1998, respectively, a consent of the accountants preparing such statements to their inclusion in a Form 8-K to be filed by CEC with the Securities and Exchange Commission and unaudited financial statements for the nine-month period ending September 30, 1999 prepared in accordance with GAAP and which the chief financial officers of the Companies have certified are true and correct and accurately reflect the financial condition of the Companies.

         7.21 Additional Deliveries. Such other documents, instruments and certificates as counsel for Buyer or counsel for the lender or lenders providing financing to Buyer for the purchase of Shares hereunder shall reasonably request.


SECTION 8.   DELIVERIES OF BUYER ON THE CLOSING DATE

         Buyer agrees to deliver to the Stockholders on the Closing Date the following:

         8.1 Purchase Price. The Purchase Price described in Section 2.3.

         8.2 Noncompetition Agreements. Copies of the Noncompetition Agreements for Richard J. Blum, Lawrence J. Blum and David D. Blum executed by Buyer.

         8.3 Employment Agreements. Employment Agreements for each of Richard J. Blum, Lawrence J. Blum and David D. Blum executed by Buyer and the Stock Warrants provided for therein.

         8.4 Escrow Agreement. The Escrow Agreement executed by Buyer and the escrow agent.

         8.5 Noncompetition Agreement Payments. The amounts payable pursuant to the Noncompetition Agreements shall be paid to each of Richard J. Blum, Lawrence
J. Blum and David D. Blum by wire transfer to the accounts specified by such parties.

         8.6 Good Standing Certificates. Certificates as to the good standing of CEC and Buyer issued by the Secretary of State of the State of New York and Delaware respectively.

         8.7 Buyer's Closing Certificate. A certificate executed by CEC and Buyer to the effect that each of CEC's and Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, the fulfillment of all CEC's and Buyer's covenants in all material respects, and the satisfaction of all conditions to the Closing to be satisfied by Buyer and CEC.

         8.8 Legal Opinion. The legal opinion of Sugar, Friedberg & Felsenthal in the form of Exhibit F hereto.

SECTION 9.  ADDITIONAL COVENANTS

         9.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Stockholders will, and will cause each Company and its representatives to, (a) afford Buyer and its representatives and prospective lenders and their representatives (collectively, "Buyer's Advisors") full and free access to each Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         9.2 Operation of the Businesses of the Companies. Between the date of this Agreement and the Closing Date, Stockholders will, and will cause each Company to:

                  (a) conduct the business of such Company only in the ordinary course of business;

                  (b) use their best efforts to preserve intact the current business organization of such Company, keep available the services of the current officers, employees, and agents of such Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Company;

                  (c) confer with Buyer concerning operational matters of a material nature; and

                  (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Company.

         9.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Stockholders will not, and will cause each Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.19 is likely to occur. Neither Company shall incur any additional Indebtedness.

         9.4 Required Approvals. As promptly as practicable after the date of this Agreement, Stockholders will, and will cause each Company to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Stockholders will, and will cause each Company to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement.

         9.5 Notification. Between the date of this Agreement and the Closing Date, each Stockholder will promptly notify Buyer in writing if such Stockholder or any Company becomes aware of any fact or condition that causes or constitutes a breach of any of Stockholders' representations and warranties as of the date of this Agreement, or if such Stockholder or any Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Stockholders will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Stockholder will promptly notify Buyer of the occurrence of any breach of any covenant of Stockholders in this Section 9 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 5 impossible or unlikely.

         9.6 Payment of Indebtedness By Related Persons. Except as expressly provided in this Agreement, Stockholders will cause all indebtedness owed to a Company by any Stockholder or any Related Person of any Stockholder to be paid in full prior to Closing.

         9.7 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 14, Stockholders will not, and will cause each Company and each of their representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of any Company, or any of the capital stock of any Company, or any merger, consolidation, business combination, or similar transaction involving any Company.

         9.8 Stockholders Best Efforts. Between the date of this Agreement and the Closing Date, Stockholders will use their best efforts to cause the conditions in Sections 5 and 6 to be satisfied.

         9.9 Buyer's Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its best efforts to cause the conditions in Sections 5 and 6 to be satisfied.

         9.10 Post-Closing Cooperation of Buyer and the Stockholders. The Stockholders shall cooperate with Buyer, and the Buyer shall use all reasonable efforts to have the officers, directors and other employees of the Companies cooperate with the Stockholders, at the Stockholder's request and expense, after the Closing, in furnishing information, evidence, testimony and other assistance in connection with any Actions involving the Stockholders and a Company and based upon Contracts or acts of any Company that were in effect or occurred on or prior to the Closing. Buyer and the Stockholders shall each cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other Action, or the preparation of Returns with respect to Taxes or other matters, relating to the period prior to the Closing Date, at the Stockholders' cost. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information, including work papers of the Companies and their independent auditors, but excluding records and information that are protected by recognized professional privilege, related to Tax periods on or prior to the Closing Date, which are reasonably relevant to any such audit, litigation or other Action, or any Returns. Buyer and the Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to the six-year period (or portion thereof) prior to the Closing, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, in such event and if the other party so requests, Buyer, the Companies or the Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

         9.11 Further Assurances of the Stockholders and Buyer. The Stockholders agree at any time and from time to time after the Closing, upon the request of Buyer, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required and to carry out the terms and conditions of this Agreement.

         9.12 No Disparagement. Except as otherwise required by law, including without limitation, when a Stockholder is testifying as a result of legal process served on a Stockholder, and then only upon 10 days prior written notice to CEC, no Stockholder shall from and after the date hereof, in any way or to any person, criticize, ridicule, disparage, denigrate or derogate any of the Companies, CEC or Buyer or any of their Affiliates, or any person who was at any time an officer or director of any of the Companies, CEC or Buyer or any of their affiliates, or any products, services or procedures of or rendered by any of the Companies, CEC or Buyer or any of their Affiliates, regardless of whether such denigrating or derogatory statements are true and regardless of whether the acts or omissions or purported acts or omissions on which such statements are based occurred before or after the date hereof. As used in this section, "disparage" shall include, in addition to its common law meaning, negative comments concerning the past, present, or future business ethics or management decisions, or the quality or effectiveness of the goods or services of Buyer, CEC, the Companies or any of its Affiliates'.

         9.13  Tax Matters.

         (a) Code Section 338 Election. At Buyer's option, the Stockholders will join with Buyer in making an election under Code Sections 338 (and any corresponding elections under state, local or foreign tax law) (collectively, a "Section 338 Election") with respect to the purchase and sale of the stock of either Company or both Companies. In connection therewith, the Stockholders shall cooperate in executing and filing all returns, reports, documents or elections required to be executed and filed. Buyer covenants and agrees to indemnify and hold the Stockholders harmless from any and all Taxes incurred by the Stockholders as a result of making the Section 338 Election.

         (b) S Election. The status of both Companies as S Corporations (within the meaning of Code Section 1361(a)(1)) shall be maintained to permit a Section 338 Election to be made at the Buyer's option.

         9.14 Company Covenants. The Stockholders shall cause the Companies to act in accordance with the covenants hereof which require the Stockholders to cause the Companies to act in certain ways and a failure of the Companies to act or refrain from acting in accordance with such requirements for any reason shall be deemed a breach by the Stockholders of one of their covenants under this Agreement.

         9.15 Taxes and Short Period Return. The Stockholders shall be solely responsible for all Taxes of the Companies resulting from the operation of the Companies prior to the Closing. The Stockholders shall, at their sole cost and expense, cause the accountants regularly retained by the Companies to prepare all federal, state, county and local tax returns of the Companies with respect to the short period from January 1, 1999 to the Closing Date. Such return shall be prepared in a fiscally responsible and conservative manner and shall be delivered to the Buyer together with all necessary supporting schedules within 45 days of the Closing Date for its approval. Such approval shall not relieve the Stockholders of their responsibility for the preparation of the return and all tax liability thereunder shall be the responsibility of the Stockholders. Buyer shall cause the Companies to sign the approved returns and cause such returns to be timely filed with the appropriate authorities if delivered to Buyer as required above. Such returns shall be reviewed and approved by the Buyer's accountants, which approval shall not be unreasonably withheld, prior to their due date provided that such returns are delivered to the Buyer as provided above.


SECTION 10.  INDEMNIFICATION

         10.1 Indemnification by the Stockholders. The Stockholders jointly and severally agree to indemnify, defend and hold harmless CEC, Buyer and every Affiliate of Buyer, (including from and after the Closing Date, the Companies) and the directors, officers, employees, stockholders, affiliates, agents and successors and assigns of each such indemnified party (collectively "Buyer Indemnified Parties") from any and all Damages that such person may sustain at any time by reason of:

         (a) the breach or inaccuracy (or alleged breach or inaccuracy) of, or failure to comply with (or alleged failure to comply with), or a failure to cause the Companies to comply with any of the warranties, representations, covenants or agreements of the Stockholders contained in this Agreement or in the exhibits or schedules hereto. As used in this Agreement, the terms "alleged breach or inaccuracy" or "alleged failure to comply with" shall only apply to allegations by parties other than Buyer or its Affiliates as to such matters;

         (b) any abatement order, compliance order, consent order, remediation order, clean-up order or exhumation order, potentially responsible party notification or Action against a Company arising out of any fact or condition described or referenced in Part 3.18(e) or (f) of the Disclosure Letter, including without limiation of the foregoing, the implementation of the environmental remediation programs under the terms of the plan presented by KBM to the lenders financing the transaction contemplated hereunder at the Closing (the "Remediation Plan");

         (c) any Accounts Receivable in existence on the Closing Date that are not collected within 1 year after the Closing to the extent that the aggregate face value of such uncollected Accounts Receivable exceed the allowance for doubtful accounts receivables set forth on the Closing Financial Statements of the Companies.

         (d) any liability of either of the Companies for the litigation set forth on Part 3.16 of the Disclosure Letter;

         (e) any actions incident to any of the foregoing.

         10.2 Indemnification by Buyer. CEC and Buyer jointly and severally agree to indemnify and hold the Stockholders harmless from and against any and all Damages that the Stockholders may sustain at any time by reason of the breach or inaccuracy (or alleged breach or inaccuracy) of, or failure to comply with (or alleged failure to comply with) any warranties, representations, conditions, covenants or agreements of Buyer or CEC contained in this Agreement or in any exhibit or schedule hereto, or for any acts or omissions of Buyer or CEC after the Closing Date.

         10.3 Indemnity Limitations on the Buyer.

         (a) Buyer Indemnified Parties shall not have any right to indemnification under Section 10.1 unless and until such parties shall have incurred, on a cumulative basis and in the aggregate since the Closing Date, Damages to which they otherwise are entitled to indemnification under Section 10.1, which in an aggregate amount equal $300,000 (excluding amounts with respect to which the Buyer Indemnified Parties have been indemnified pursuant to the next succeeding sentence), in which event the right of Buyer Indemnified Parties to be so indemnified shall apply only to the extent that such Damages exceed $300,000 (excluding amounts with respect to which the Buyer Indemnified Parties have been indemnified pursuant to the next succeeding sentence). Notwithstanding the foregoing, to the extent that the Buyer Indemnified Parties have incurred, on a cumulative basis and in the aggregate since the Closing Date, Damages to which the Buyer Indemnified Parties otherwise are entitled to indemnification under Section 10.1(b), which in an aggregate amount equal $100,000 (including without limitation of the foregoing, all amounts expended by the Buyer or any of the Companies in conformity with the Remediation Plan), the right of Buyer Indemnified Parties to be so indemnified shall apply only to the extent that such Damages (including without limitation of the foregoing, all amounts expended by the Buyer or any of the Companies in conformity with the Remediation Plan) exceed $100,000.

         (b) Buyer Indemnified Parties shall have no right to seek indemnification under Section 10.1 for Damages which in the aggregate exceed the Purchase Price other than for Damages resulting from or related to fraud or intentional misconduct of any Stockholder, in which case no limit shall apply.

         (c) Neither Section 10.3(a) nor Section 10.3(b) shall apply to Buyer's right to indemnification under Section 10.1(d) nor to Buyer's right to any adjustments to the Purchase Price pursuant to Section 2.4.

         10.4 Indemnity  Limitations on the Stockholders.

         (a) Stockholders shall not have any right to indemnification under
Section 10.2 unless and until the Stockholders shall have incurred, on a cumulative basis since the Closing Date, Damages to which they otherwise are entitled to indemnification under Section 10.2, which in an aggregate amount equal $300,000, in which event the right of Stockholders to be so indemnified shall apply only to the extent that such Damages exceed $300,000.

         (b) Stockholders shall have no right to seek indemnification under
Section 10.2 for Damages which in the aggregate exceed the Purchase Price other than for Damages resulting from or related to fraud or intentional misconduct of CEC or Buyer, in which case no limit shall apply.

         10.5 Insurance Coverage. The parties shall make appropriate adjustments for insurance coverage in determining Damages for purposes of this Section 10. Buyer shall use (and shall cause the Companies to use) reasonable efforts to collect the proceeds of any available insurance which would have the effect of reducing any Damages (in which case the net proceeds thereof shall reduce such Damages).

         10.6 Sole Remedy. The indemnification provisions set forth in Section
10.1 shall be the Buyer Indemnified Parties' sole remedy for breach by the Stockholders of any representation, warranty or covenant of Stockholders in this Agreement or any certificate delivered to Buyer pursuant to this Agreement except in the case of fraud or intentional misconduct on the part of Stockholders; provided, however, that any claim for indemnification by the Buyer Indemnified Parties against the Stockholders under Section 10.1 may be asserted against the portion of the Purchase Price held in the account created under the Escrow Agreement in accordance with the terms of such Escrow Agreement. The indemnification provisions set forth in Section 10.2 shall be Stockholders' sole remedy for breach by Buyer or CEC of any representation, warranty or covenant of Buyer or CEC in this Agreement or any certificate delivered by Buyer or CEC pursuant to this Agreement except in the case of fraud or intentional misconduct of Buyer or CEC.

         10.7 Procedures for Third Party Indemnification. In those instances in which a third party claim is made against any party hereto, or any party hereto is made a party defendant in any action or proceeding, and such claim, action or proceeding involves a matter that is the subject of this indemnification (a "Claim"), then such party (an "Indemnified Party") shall give written notice (a "Claims Notice") to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken, and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to vigorously contest such claim and satisfy its obligations under this Agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding with counsel reasonably acceptable to the Indemnified Party, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

         10.8 Information. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers. In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim. The failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 10 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder except to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

         10.9 Same Counsel. In the event both the Indemnified Party and the Indemnifying Party are named as defendants in an Action initiated by a third party, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnified Party, or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnified Party and the Indemnifying Party in the same Action and the Indemnified Party and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel, which waiver shall be at the sole and absolute discretion of the parties hereto.

         10.10 Right of Set Off. In addition to any other rights Buyer has under this paragraph 10 or elsewhere in this Agreement to indemnification or recoupment, the Stockholders agree that Buyer is entitled to set off any amounts it may owe the Stockholders under this Agreement or any Exhibits hereto, or any other amounts owed to the Stockholders by Buyer, including amounts owed under
Section 2.2, against such claims for indemnity or recoupment. Such right of set off may be exercised by Buyer at the time a claim for indemnity or recoupment is made by Buyer. In the event such claim is contested by the Stockholders, and the final resolution of the claim results in a reduction or elimination of such claim, Buyer shall pay to the Stockholders the amount by which the claim is reduced (limited by the amount of the set off applied against such claim) plus interest on such amount at an annual rate equal to the prime rate as announced from time to time by Buyer's primary lender.

SECTION 11.   SURVIVAL OF REPRESENTATIONS: EFFECT OF CERTIFICATES

         11.1 Right To Indemnification Not Affected By Knowledge. Except as provided in section 11.2 below and except with respect to specific breaches of representations, warranties, covenants or obligations set forth in the Disclosure Letter and identified as a breach of a representation, warranty, covenant or obligation (which breaches are hereby waived by Buyer and CEC), all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Sections 7.11 and 8.7, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. Phillip DeZwirek has no knowledge on the date of this Agreement of the breach by the Stockholders of any representations, warranties, covenants or obligations contained in this Agreement. The written waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation shall negate the right to indemnification, payment of Damages, or other remedy based on such waived representations, warranties, covenants and obligations.

         11.2 Survival. All of the Stockholders' representations, warranties, and covenants contained in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any certificate delivered pursuant to this Agreement shall survive the Closing until the date two years from the date hereof; provided, however, that (i) the representations and warranties under
Section 3.4 shall survive forever, and (ii) the representations and warranties in Sections 3.18(e), 3.18(f), 3.22 and 3.24 shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the liabilities in question (giving effect to any waiver, mitigation or extension thereof).

         All of CEC's and Buyer's representations, warranties, and covenants contained in this Agreement and any certificate delivered pursuant to this Agreement shall survive the Closing until the date two years from the date hereof..

         If notice of a claim for indemnification has been given prior to the expiration of the applicable representations and warranties by one party to the other, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.


SECTION 12.  BROKERAGE INDEMNITY

         Buyer, on the one hand, and the Stockholders, on the other hand, each represent to the other that no broker or finder has been involved with any of the transactions relating to this Agreement other than, in the case of the Stockholders, McDonald Investments. In the event of a claim by any other broker or finder that such broker or finder represented or was retained by a Company or the Stockholders on the one hand, or represented or was retained by Buyer, on the other hand, in connection herewith, the Stockholders or Buyer, as the case may be, agree to indemnify and hold the other (and, in the case of indemnification by the Stockholders, the Companies) harmless from and against any and all loss, liability, cost, damage, claim and expense, including, without limitation, attorneys' fees and disbursements, which may be incurred in connection with such claim.

SECTION 13.  NOTICES

         All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, return receipt requested, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

         To the Stockholders:

         Richard J. Blum
         711 Springhill Lane
         Cincinnati, Ohio 45226

         - copy to -

                  George H. Vincent, Esq.
                  Dinsmore & Shohl LLP
                  1900 Chemed Center
                  255 E. Fifth Street
                  Cincinnati, OH 45202

         To Buyer:

                  c/o CECO Environmental Corp.
                  505 University Avenue
                  Suite 1400
                  Toronto, Ontario  M5G 1X3
                  Canada
                  Attention: Phillip DeZwirek

         - copy to -

                  Sugar, Friedberg & Felsenthal
                  30 North LaSalle Street, Suite 2600
                  Chicago, Illinois 60602-2506
                  Attention: Leslie J. Weiss, Esq.

provided, that any notice of change of address shall be effective only upon receipt.

SECTION 14.   TERMINATION

         14.1 Conditions for Termination. This Agreement may be terminated at any time prior to the Closing by any of the following:

         (a) By mutual written agreement of Buyer and the Stockholders;

         (b) By either Buyer or the Stockholders, if the Closing has not occurred by 11:59 p.m. on the earlier of (i) the date sixty (60) days from the date hereof, or (ii) December 31, 1999, upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the reason for the Closing's failure to have occurred;

         (c) Subject to the provisions of Section 14.2, by Buyer, by written notice to the Stockholders, if there has been a material violation or breach of any of the Stockholders' covenants or agreements made herein or in connection herewith or if any representation or warranty of the Stockholders made herein or in connection herewith proves to be materially inaccurate or misleading with respect to either Company, taken as a whole; or

         (d) Subject to the provisions of Section 14.2, by the Stockholders, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

         14.2 Liability Upon Termination. If this Agreement is terminated as provided in Section 14.1, then there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors or employees) except that if Buyer terminates this Agreement pursuant to clause
14.1 (c) or the Stockholders terminate this Agreement pursuant to clause 14.1
(d), the non-terminating party shall remain liable for any breach hereof, but any damages shall be limited to the out of pocket costs of the terminating party.

SECTION 15.  MISCELLANEOUS

         15.1 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in a writing signed by each party that is to be bound thereby. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in this Agreement or in any other Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

         15.2 Taxes. Any Taxes in the nature of a sales or transfer tax, and any stock transfer tax, payable on the sale or transfer of the Shares or the consummation of any other transaction contemplated hereby shall be paid by the Stockholders, except as provided in Section 9.13(a) hereof.

         15.3 Governing Law. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Ohio without giving effect to principles of conflicts of law.

         15.4 Representation by Counsel. Each party hereto represents and agrees with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and in the case of a corporation, its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

         15.5 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Except as provided below, the Agreement may not be assigned by CEC, Buyer or the Stockholders except with the prior written consent of the other party or parties, and nothing herein contained shall confer or is intended to confer any rights under this Agreement on any third party or entity that is not a party to this Agreement. The parties agree that CEC and Buyer shall have the right to assign their rights under this Agreement to the banks and other financial institutions, if any, providing the financing for the transactions contemplated by the Agreement and their successor and assigns (collectively, the "Banks"); provided, that, CEC and Buyer shall remain liable for all their respective obligations under this Agreement notwithstanding such assignment, and the Banks shall not assume any obligations hereunder as a result of such assignment.

         15.6 Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, the use of the singular shall be deemed to refer also to the plural and the use of the plural shall be deemed to refer also to the singular.

         15.7 Headings. The headings in the sections, paragraphs and Schedules of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

         15.8 Expenses. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors except collection expenses as explicitly set forth in the Notes.

         15.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

         15.10 Stockholders Agent. Each Stockholder hereby appoints Richard J. Blum as attorney-in-fact for the Stockholders (the "Stockholders' Agent") for purposes of representing the interests of the Stockholders in the resolution of claims for indemnification hereunder and otherwise with respect to this Agreement. Each Stockholder hereby authorizes the Stockholder's Agent to take any and all actions on behalf of all the Stockholders in connection with this Agreement, including but not limited to amending this Agreement, and each Stockholder consents to and agrees to be bound by any and all actions taken by the Stockholders Agent. The Stockholder's Agent shall not be liable to any of the Stockholders for any error of judgment, any mistake of fact or law or any act done or omitted by him or her as the Stockholder's Agent in good faith, unless as the result of his willful misconduct. In case of the resignation, death or inability of Richard J. Blum to serve as the Stockholders' Agent, David
D. Blum shall become the Stockholders' Agent. If David D. Blum is unable or unwilling to act as a successor, a successor shall be designated by Stockholders who formerly held a majority of the common stock of K&B (considering voting and non-voting stock as a single group). Any such designation by the Stockholders shall be evidenced by a writing signed by a majority of the Stockholders.

         15.11 Attorneys' Fees. In the event of any dispute or controversy between either Company on the one hand and the Stockholders on the other hand relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and expenses incurred by the prevailing party. Such award shall include post-judgment attorney's fees and costs.

         15.12 Incorporation by Reference. All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

         15.13 Waiver. No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by another party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

         15.14   Disclosure Letter.

                 (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, shall relate both to the representations and warranties in the Section of the Agreement to which they expressly relate and to any other representation or warranty in this Agreement if such disclosure contains an appropriate cross-reference or where it is apparent from the nature of the disclosure in the Disclosure Letter or any supplement thereto that the item disclosed is responsive to another section of the Disclosure Letter.

                 (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first written above.

CEC:
CECO Environmental Corp.

By:/s/  Phillip DeZwirek
   ---------------------------
   Its: President

BUYER:
CECO Group, Inc.
By:/s/  Phillip DeZwirek
   ---------------------------
   Its: President



STOCKHOLDERS:                                        NUMBER OF SHARES OWNED:

                                                     KBM                KTI

/s/   Richard J. Blum                                                   310
----------------------------------
Richard J. Blum, trustee of The
Lawrence J. Blum Irrevocable Stock
Trust, u/a/d 7/21/98



/s/   Richard J. Blum                                                   310
----------------------------------
Richard J. Blum, trustee of The
David D. Blum Irrevocable Stock
Trust, u/a/d 7/21/98


/s/   Richard J. Blum
----------------------------------                   Common A-12,070    310
Richard J. Blum, as trustee of                       Common B-18,610


/s/   Richard J. Blum
----------------------------------
Richard J. Blum, individually


/s/   Lawrence J. Blum
----------------------------------                   Common A-12,070
Lawrence J. Blum, as trustee of                      Common B-18,610

/s/   Lawrence J. Blum
----------------------------------
Lawrence J. Blum, individually


/s/   David D. Blum
----------------------------------                   Common A-12,070
David D. Blum, as trustee                            Common B-18,594


/s/   David D. Blum
----------------------------------
David D. Blum, individually


/s/   Janet Chap
----------------------------------                   Common A-8,820
Janet Chap                                           Common B-16,476


/s/   Marilyn Donovan
----------------------------------                   Common A-8,820
Marilyn Donovan                                      Common B-17,652

/s/   Mary Beth  Hines
----------------------------------                   Common A-8,820
Mary Beth Hines                                      Common B-17,652


-------------

/s/   Deborah J. Blum
----------------------------------                   Common B-8,800
Deborah J. Blum Trustee FBO
Jonathon W. Blum

 /s/   Deborah J. Blum
----------------------------------                   Common B-8,800
Deborah J. Blum Trustee FBO
Ann Marie Blum

/s/   Margaret K. Blum
----------------------------------                   Common B-4,400
Margaret K. Blum, Trustee FBO
Kathryn K. Blum

/s/   Margaret K. Blum
----------------------------------                   Common B-4,400
Margaret K. Blum, Trustee FBO
Michael R. Blum

/s/   Margaret K. Blum
----------------------------------                   Common B-4,400
Margaret K. Blum, Trustee FBO
Stephen R. Blum

/s/   Margaret K. Blum
----------------------------------                   Common B-4,400
Margaret K. Blum, Trustee FBO
Kelsey G. Blum

/s/   Nancy I. Blum
----------------------------------                   Common B-5,872
Nancy I. Blum, Trustee FBO
Daniel D. Blum

/s/   Nancy I. Blum
----------------------------------                   Common B-5,872
Nancy I. Blum, Trustee FBO
Jeffrey D. Blum

/s/   Nancy I. Blum
----------------------------------                   Common B-5,872
Nancy I. Blum, Trustee FBO
Elizabeth M. Blum

/s/   Alan R. Chap
----------------------------------                   Common B-8,808
Alan R. Chap

/s/   Alan R. Chap
----------------------------------                   Common B- 294
Alan R. Chap, Trustee FBO
Laura E. Chap



/s/   Alan R. Chap
----------------------------------                   Common B- 294
Alan R. Chap, Trustee FBO
Alan D. Chap

/s/   Alan R. Chap
----------------------------------                   Common B- 294
Alan R. Chap, Trustee FBO
Brian A. Chap

/s/   Alan R. Chap
----------------------------------                   Common B- 294
Alan R. Chap, Trustee FBO
Andrew M. Chap

/s/   John C. Donovan
----------------------------------                   Common B- 8,808
John C. Donovan


/s/   William J. Hines
----------------------------------                   Common B-8,808
William J. Hines & Marilyn B.
Donovan, Co-Trustees FBO Mary
Beth Hines Children